SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

LIBERTY PROPERTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	23-7768996
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

65 Valley Stream Parkway
Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share
Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None (Title of class)

Description of Registrant’s Securities to be Registered.

      On September 14, 2004, Liberty Property Trust (the “Trust”) entered into a First Amended and Restated Rights Agreement (the “First Amended and Restated Rights Agreement”) with Equiserve Trust Company, N.A., as Rights Agent, to amend certain of the provisions of its Rights Agreement, dated as of December 17, 1997 (the “Original Rights Agreement”).

     The Original Rights Agreement has been amended by the First Amended and Restated Rights Agreement to establish that the Shareholder Rights Plan Committee of the Trust’s Board of Trustees (which shall, unless otherwise designated by the Board of Trustees, consist of the Corporate Governance and Nominating Committee of the Board of Trustees) shall review the First Amended and Restated Rights Agreement in order to consider whether the maintenance of such agreement continues to be in the best interests of the Trust and its shareholders. Such committee shall conduct such review periodically when, as and in such manner as the committee deems appropriate, after giving due regard to all relevant circumstances; provided, however, that the committee shall take such action at least every three years. Following each such review, such committee will report its conclusions to the full Board of Trustees, including any recommendation in light thereof as to whether the First Amended and Restated Rights Agreement should be modified or the Rights (as defined in the First Amended and Restated Rights Agreement) should be redeemed. Such committee shall be comprised only of trustees of the Trust who shall have been determined by the full Board of Trustees to be independent such that they would be eligible for service on the Audit Committee of the Board of Trustees. The Shareholder Rights Plan Committee is authorized to retain such legal counsel, financial advisors and other advisors as the committee deems appropriate in order to assist such committee in carrying out its foregoing responsibilities under the First Amended and Restated Rights Agreement.

     The First Amended and Restated Rights Agreement is attached hereto as Exhibit 1. The foregoing description of the amendments to the Original Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the First Amended and Restated Rights Agreement.

Item 2. Exhibits.

1	First Amended and Restated Rights Agreement, dated as of September 14, 2004, between Liberty Property Trust and Equiserve Trust Company, N.A. as Rights Agent (incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated September 14, 2004).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LIBERTY PROPERTY TRUST

	By:	/s/ James J. Bowes

James J. Bowes Secretary and General Counsel

Dated: September 14, 2004

Exhibit Index

Exhibit Number	Description
1	First Amended and Restated Rights Agreement, dated as of September 14, 2004, between Liberty Property Trust and Equiserve Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated September 14, 2004).

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